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                                                                EXHIBIT 9(B)

                               AMENDMENT NO. 1 TO
                    BASIC ADMINISTRATIVE SERVICES AGREEMENT


         WHEREAS, Pacific Horizon Funds, Inc., a Maryland corporation (the "Company"), and CONCORD HOLDING CORPORATION, a Delaware corporation ("Concord"), are parties to a Basic Administrative services Agreement dated as of November 13, 1989 (the "Agreement") wherein Concord has agreed to provide basic administrative services to the Company's Prime Fund, Treasury Fund, Horizon Tax-Exempt Money Fund, California Tax- Exempt Money Market Fund and Pacific Horizon Tax-Exempt Money Market Fund (sometimes referred to herein collectively as the "Funds"); and

         WHEREAS, the parties wish to amend the Agreement in certain respects;

         NOW THEREFORE, the parties hereby agree, intending to be legally bound, that effective immediately the Agreement is amended to read as follows:

                 1. The second sentence of Section I, subsection 3, is hereby amended and restated in its entirety as follows: "Without limiting the generality of the foregoing, it is understood that Concord intends to enter into an agreement with The Bank of New York under which said institution will provide certain accounting, bookkeeping, pricing and dividend and distribution calculation services with respect to the Funds at the expense of the Funds.

                 2. The first sentence of Section I, subsection 5, is hereby amended and restated in its entirety as follows: "For the services provided and the expenses assumed as Administrator pursuant to Section I of this Agreement, the Company will pay Concord a fee, computed daily and payable monthly, based on the net assets of the Prime Fund, Treasury Fund, Horizon Tax-Exempt Money Fund, California Tax-Exempt Money Market Fund and Pacific Horizon Tax-Exempt Money Market Fund considered separately on a per-Fund basis at the following annual rates: .10% of the first $7 billion of each Fund's net assets, plus .09% of the next $3 billion of each Fund's net assets, plus .08% of each Fund's net assets over $10 billion."

                 3. Section IV is hereby amended and restated in its entirety as follows: "This Agreement shall become effective with respect to a Fund on the date it is approved by the shareholder(s) of the Fund and, unless sooner terminated as provided herein, shall continue until October 31, 1992. Thereafter, this Agreement will be automatically extended






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         with respect to each Fund (i) for an additional period of two years and (ii) thereafter for successive periods of one year, provided that this Agreement is not sooner terminated as provided below. This Agreement may be terminated by the Company at any time with respect to any Fund, without the payment of any penalty, by vote of a majority of the entire Board of Directors of the Company or by a vote of a "majority of the outstanding voting securities" of such Fund on 60 days' written notice to Concord, or by Concord at any time, without the payment of any penalty, on 60 days' written notice to the Company. This Agreement will automatically and immediately terminate in the event of its "assignment." (As used in this Agreement, the terms "majority of the outstanding voting securities" and "assignment" shall have the same meaning as such terms in the 1940 Act.)"

         Except as expressly amended and modified hereby, all provisions of the Agreement shall remain in full force and effect.

         IN WITNESS WHEREOF, the parties have executed this Amendment No. 1 as of the 1st day of November, 1991.


                          PACIFIC HORIZON FUNDS, INC.



Attest:/s/ W. Bruce McConnel, III          By:/s/ Thomas M. Collins
       --------------------------             ---------------------
             Secretary                           President


                          CONCORD HOLDING CORPORATION



Attest:/s/ Suzanne M. Clark                By:/s/ Richard E. Stierwalt
       --------------------                   ------------------------




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